As filed with the Securities and Exchange Commission on January 25, 2012

Registration No. 333-179020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RACKWISE, INC.

(Exact name of registrant as specified in its charter)

Nevada	7372	26-3439890
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 California Street, Suite 2450

San Francisco, CA 94111

(415) 946-8947

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Guy A. Archbold

Rackwise, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

(415) 946-8947

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Adam S. Gottbetter

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY  10022

(212) 400-6900

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

(Do not check if a smaller reporting company)

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Shares(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common stock, par value $0.0001 per share	40,803,384 shares	$1.03	$42,027,486	$4,817

(1)	Consists of 28,580,454 issued and outstanding shares of the registrant’s common stock and 12,222,930 shares of common stock underlying presently exercisable common stock purchase warrants. This registration statement shall also cover any additional shares of the registrant’s common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock as reported by the OTC Bulletin Board on January 9, 2012. The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.
(3)	Filing fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to Registration Statement on Form S-1 of Rackwise, Inc. (the “Company”), is being filed solely to furnish as Exhibits to the Registration Statement certain financial statements in eXtensible Business Reporting Language, as required by Rule 405 of Regulation S-T.

No changes have been made to the Registration Statement other than the furnishing of Exhibit 101.INS, 101.SCH, 101.CAL, 101.DEF, 101.LAB and 101.PRE described above.

Item 16.  Exhibits.

The following exhibits are filed as part of this Registration Statement.

In reviewing the agreements included (or incorporated by reference) as exhibits to this Registration Statement, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

●	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

●	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

●	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

●	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Registration Statement and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit No.	SEC Report Reference No.	Description
2.1	2.1	Agreement and Plan of Merger and Reorganization dated as of September 21, 2011 by and among Registrant, VNDI Acquisition Corp., and Visual Network Design, Inc. (a Delaware corporation) (1)

2.2	2.2	Certificate of Merger dated as of September 21, 2011 for the merger of VNDI Acquisition Corp. into Visual Network Design, Inc. (a Delaware corporation) (1)

3.1	3.1	Certificate of Incorporation of MIB Digital, Inc. (2)

3.2	3.2	Certificate of Incorporation of Cahaba Pharmaceuticals, Inc. (3)

3.3	3.3	Certificate of Merger of MIB Digital, Inc., with and into Cahaba Pharmaceuticals, Inc. (3)

3.4	2.1	Articles of Merger as filed with the Nevada Secretary of State on July 8, 2011 (4)

3.5	2.2	Agreement and Plan of Merger dated July 8, 2011 by and between Cahaba Pharmaceuticals, Inc. and Visual Network Design, Inc. (4)

3.6	2.1	Articles of Merger as filed with the Secretary of State of the State of Nevada on September 29, 2011 (5)

3.7	2.2	Agreement and Plan of Merger, dated September 29, 2011, by and between Visual Network Design, Inc. and Rackwise, Inc. (5)

Exhibit No.	SEC Report Reference No.	Description

3.8	3.6	By-Laws of the Registrant (1)

4.1	4.1	Form of Investor Warrant issued the investors in the November 2011 Private Placement Offering (1)

4.2	4.2	Form of Merger Warrant (1)

4.3	4.3	Form of Broker Warrant issued the investors in the November 2011 Private Placement Offering (1)

4.4	4.4	Form of Investor Warrant issued the investors in the January 2012 Private Placement Offering (7)

4.5	4.5	Form of Broker Warrant issued the investors in the January 2012 Private Placement Offering (7)

5.1	5.1	Opinion of Gottbetter & Partners, LLP (7)

10.1	10.1	Split-Off Agreement, dated as of September 21, 2011, by and among the Registrant, VNDI Split Corp., and Scott Hughes (1)

10.2	10.2	General Release Agreement, dated as of September 21, 2011, by and among the Registrant, VNDI Split Corp. and Scott Hughes (1)

10.3	10.3	Form of Subscription Agreement between Registrant and the investors in the November 2011 Private Placement Offering, including Addendum to Subscription Agreement (1)

10.4	10.4	Subscription Escrow Agreement dated July 18, 2011, by and among the Registrant, Gottbetter Capital Markets, LLC, and CSC Trust Company of Delaware, as amended on August 4, 2011 and September 12, 2011 (1)

10.5	10.5	Placement Agency Agreement dated as of August 3, 2011 by and between the Registrant and Gottbetter Capital Markets, LLC, as amended on September 12, 2011 (1)

10.6	10.6	Form of Registration Rights Agreement by and between Registrant and the investors in the November 2011 Private Placement Offering (1)

10.7	10.7	Assignment and Assumption Agreement dated September 21, 2011 between the Registrant and Visual Network Design, Inc., a Delaware corporation (1)

10.8	10.8	Escrow Agreement dated September 21, 2011 among the Registrant, Robert B. Ney, as indemnification representative, and Gottbetter & Partners, LLP, as escrow agent (1)

10.9	10.9	Offer of Employment for Robert B. Ney (1)

10.10	10.10	Offer of Employment for Emmett DeMoss (1)

Exhibit No.	SEC Report Reference No.	Description

10.11	10.11	Offer of Employment for Doug MacRae (1)

10.12	10.12	2011 Equity Incentive Plan (1)

10.13	10.13	Form of Lock-Up Agreement (1)

10.14	10.14	Exchange Agent Agreement dated September 21, 2011 by and between the Registrant and Broadridge Corporate Issuer Solutions, Inc. (1)

10.15	10.15	Finder’s Fee Agreement dated September 20, 2011 by and between the Registrant and INVX Peru S.A.C. (1)

10.16	10.16	Employment Agreement dated as of September 30, 2011 by and between the Registrant and Guy A. Archbold (7)

10.17	10.1	Consulting Agreement dated October 1, 2011 by and between the Registrant and Gottbetter Capital Markets, LLC (6)

10.18	10.18	Consulting Services Agreement dated November 25, 2011 by and between the Registrant and Paradigm Capital Holdings LLC (7)

10.19	10.19	Consulting Services Agreement dated November 25, 2011 by and between the Registrant and Navesink Capital Advisors, LLC (7)

10.20	10.20	Form of Subscription Agreement between the Registrant and the investors in the January 2012 Private Placement Offering (7)

10.21	10.21	Form of Registration Rights Agreement between the Registrant and the investors in the January 2012 Private Placement Offering (7)

10.22	10.22	Subscription Escrow Agreement dated December 1, 2011, by and among the Registrant, Gottbetter Capital Markets, LLC, and CSC Trust Company of Delaware, as amended on December 29, 2011 and January 9, 2012 (7)

10.23	10.23	Placement Agency Agreement dated as of December 1, 2011 by and between the Registrant and Gottbetter Capital Markets, LLC, as amended on December 15, 2011 and January 9, 2012 (7)

14.1	14.1	Code of Ethics (7)

21.1	21.1	List of Subsidiaries (1)

23.1	23.1	Letter of Consent from Independent Registered Public Accounting Firm, Marcum LLP (7)

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Taxonomy Extension Schema Document

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith. XBRL (eXtensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these Sections.
(1)	Filed with the Securities and Exchange Commission on September 27, 2011 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated September 21, 2011, which exhibit is incorporated herein by reference.
(2)	Filed with the Securities and Exchange Commission on November 18, 2009 as an exhibit, numbered as indicated above, to the Registrant’s Registration Statement on Form S-1 (File Number 333-163172), which exhibit is incorporated herein by reference.
(3)	Filed with the Securities and Exchange Commission on August 30, 2010 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated August 24, 2011, which exhibit is incorporated herein by reference.
(4)	Filed with the Securities and Exchange Commission on July 13, 2011 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated July 8, 2011, which exhibit is incorporated herein by reference.
(5)	Filed with the Securities and Exchange Commission on October 5, 2011 as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K dated September 29, 2011, which exhibit is incorporated herein by reference.
(6)	Filed with the Securities and Exchange Commission on November 14, 2011 as an exhibit, numbered as indicated above, to the Registrant’s Form 10-Q for the quarterly period ended September 30, 2011, which exhibit is incorporated herein by reference.
(7)	Filed with the Securities and Exchange Commission on January 17, 2012 as an exhibit, numbered as indicated above, to the Registrant’s Registration Statement on Form S-1, which exhibit is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 25, 2012.

Rackwise, Inc.

By:	/s/ Guy A. Archbold
Name:	Guy A. Archbold
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Guy A. Archbold	President and Chief Executive Officer (Principal Executive Officer)	January 25, 2012
Guy A. Archbold	and Chairman of the Board of Directors

/s/ Jeff Winzeler		January 25, 2012
Jeff Winzeler	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Edward Feighan	Director	January 25, 2012
Edward Feighan

*/s/ Michael Feinberg	Director	January 25, 2012
Michael Feinberg

/s/ Sherman Henderson	Director	January 25, 2012
Sherman Henderson

/s/ Kenneth Spiegeland	Director	January 25, 2012
Kenneth Spiegeland

EXHIBIT INDEX

Exhibit No.	Description
101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document